Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated August 18, 2017, relating to the consolidated financial statements of Jerash Holdings (US), Inc. for the years ended March 31, 2017 and 2016, which appears in the Prospectus (File No. 333-222596) of Jerash Holdings (US), Inc. filed with the Securities and Exchange Commission pursuant to Rule 424(b) on March 14, 2018. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

New York, New York

March 26, 2018